                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                   MEMBERWORKS INCORPORATED, CIC MERGER, INC.



                                       AND



                             CONSUMERINFO.COM, INC.







                                 April 27, 1998

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
ARTICLE I
         THE MERGER...........................................................................................     1
         1.1  The Merger......................................................................................     1
         1.2  The Closing.....................................................................................     1
         1.3  Actions at the Closing..........................................................................     2
         1.4  Additional Action...............................................................................     2
         1.5  Conversion of Shares............................................................................     2
         1.6  Dissenting Shares...............................................................................     5
         1.7  Options and Warrants............................................................................     5
         1.8  Escrow..........................................................................................     6
         1.9  Certificate of Incorporation....................................................................     6
         1.10 Bylaws..........................................................................................     6
         1.11 Directors and Officers..........................................................................     6
         1.12 No Further Rights...............................................................................     6
         1.13 Closing of Transfer Books.......................................................................     7
         1.14 Surrender of Certificates.......................................................................     7

ARTICLE II

         REPRESENTATIONS AND WARRANTIES
         OF THE COMPANY.......................................................................................     8
         2.1  Organization, Qualification and Corporate Power.................................................     8
         2.2  Capitalization..................................................................................     8
         2.3  Authorization of Transaction....................................................................     9
         2.4  Company Action..................................................................................     9

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE BUYER
         AND THE TRANSITORY SUBSIDIARY.......................................................................     10
         3.1  Organization...................................................................................     10
         3.2  Authorization of Transaction...................................................................     10

ARTICLE IV

         COVENANTS...........................................................................................     10
         4.1  Best Efforts...................................................................................     10
         4.2  Notices and Consents...........................................................................     10
         4.3  Special Meeting................................................................................     10
         4.4  Operation of Business..........................................................................     11
         4.5  Full Access....................................................................................     12

         4.6  Notice of Breaches.............................................................................     13
         4.7  Exclusivity....................................................................................     13
         4.8  Release of Personal Guarantees.................................................................     13
         4.9  Fees and Expenses..............................................................................     14
         4.10 Budget Procedure...............................................................................     14
         4.11 Working Capital Line of Credit.................................................................     15

ARTICLE V

         CONDITIONS TO CONSUMMATION OF MERGER................................................................     15
         5.1  Conditions to Each Party's Obligations.........................................................     15
         5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary...........................     16
         5.3  Conditions to Obligations of the Company.......................................................     17

ARTICLE VI

         INDEMNIFICATION.....................................................................................     18
         6.1  Indemnification................................................................................     18
         6.2  Method of Asserting Claims.....................................................................     19
         6.3  Survival.......................................................................................     20
         6.4  Limitations....................................................................................     20
         6.5  Indemnification of Company's Agents............................................................     20

ARTICLE VII

         TERMINATION.........................................................................................     21
         7.1  Termination of Agreement.......................................................................     21
         7.2  Effect of Termination..........................................................................     22

ARTICLE VIII

         DEFINITIONS.........................................................................................     23

ARTICLE IX

         MISCELLANEOUS.......................................................................................     24
         9.1  Press Releases and Announcements...............................................................     24
         9.2  No Third Party Beneficiaries...................................................................     24
         9.3  Entire Agreement...............................................................................     24
         9.4  Succession and Assignment......................................................................     24
         9.5  Counterparts...................................................................................     25
         9.6  Headings.......................................................................................     25
         9.7  Notices........................................................................................     25
         9.8  Governing Law..................................................................................     26
         9.9  Amendments and Waivers.........................................................................     26


         9.10 Severability...................................................................................     26
         9.11 Specific Performance...........................................................................     26
         9.12 Construction...................................................................................     27
         9.13 Incorporation of Exhibits and Schedules........................................................     27

                            Exhibits* and Schedules*

Exhibit A         Determination of Revenues Policy
Exhibit B         Additional Merger Consideration
Exhibit C         Promissory Note
Exhibit D         Escrow Agreement
Exhibit E         Operating Agreement
Exhibit F         Employment Agreement



Disclosure Schedule

* The following Exhibits and Schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted exhibits or schedules to the commission upon request in accordance with Item 601 (b) (2) of Regulation S-K.

                          AGREEMENT AND PLAN OF MERGER


         Agreement entered into as of April 27, 1998 by and among MemberWorks Incorporated, a Delaware corporation (the "Buyer"), CIC Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and ConsumerInfo.Com, Inc., a California corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

         This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the Shareholders of the Company will receive cash in exchange for their capital stock of the Company.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.


                                    ARTICLE I

                                   THE MERGER


         1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Transitory Subsidiary files the certificate of merger prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware and the Company files the Agreement of Merger and related officers' certificates (the "Agreement of Merger") prepared and executed in accordance with the relevant provisions of the California Corporations Code with the Secretary of State of the State of California. The Merger shall have the effects set forth in
Section 259 of the Delaware General Corporation Law and in Chapter 11 of the California Corporations Code.

         1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on July 1, 1999 or such earlier date as may be agreed upon by the Company and the Buyer (the "Closing Date"), provided that the Closing shall occur only if the Buyer notifies the Company in writing (the "Exercise Notice") on or before June 1, 1999, but not prior to May 1, 1999, that the Buyer has determined to consummate the Merger. The giving of the Exercise Notice shall be in the sole and absolute discretion of the Buyer.

         1.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Transitory Subsidiary shall file the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the Company shall file the Agreement of Merger with the Secretary of State of the State of California, and
(e) the Buyer shall pay (by check or by wire transfer) the Initial Merger Consideration (as defined in Section 1.5(a) below) to each Company Shareholder in accordance with Section 1.5(a) below.

         1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

         1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                   (a) (i) Each share of common stock, $.001 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer, Transitory Subsidiary or any affiliate thereof, Dissenting Shares (as defined below) and Common Shares held in the Company's treasury), (ii) each share of Preferred Stock, $.001 par value per share, of the Company ("Preferred Shares" which, together with the Common Shares, are sometimes collectively referred to herein as the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, all of the issued and outstanding shares of Series D Preferred Stock of the Company, Dissenting Shares and Preferred Shares held in the Company's treasury) and (iii) each option and warrant to purchase shares of the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (the "Series B Options") shall be converted into and represent the right to receive (A) that amount per share as is determined by allocating, in accordance with the Company's Articles of Incorporation in effect immediately prior to the Effective Time, the aggregate initial cash consideration of $6,885,000 (the "Initial Merger Consideration") (less fees payable to CEA Montgomery, L.L.C. pursuant to Section 4.9 hereof) to be paid immediately following the Effective Time and (B) that amount per share as is determined by allocating, in accordance with the Company's Articles of Incorporation in effect immediately prior to the Effective Time, the aggregate additional cash consideration (the "Additional Merger Consideration") (less fees payable to CEA Montgomery, L.L.C. pursuant to Section 4.9 hereof and the Escrow Fund created pursuant to Section 1.8 hereof) to be paid on the earlier of March 31, 2000 and seven days after the Buyer's receipt from the Company of the Company's audited financial statements for the Company's fiscal year ended December 31, 1999 (the earlier of such dates is herein referred to as the "Additional Merger Consideration Payment Date"). The amount of the Additional Merger Consideration shall be determined as set forth in clause 1.5(b) below. The Initial Merger Consideration and the Additional Merger Consideration are hereinafter referred to collectively as the "Merger Consideration." For purposes of allocating the Merger Consideration to be paid for the Series B Options in accordance with clauses (A) and (B) of this Section 1.5(a), each Series B Option shall be deemed to have been exercised immediately prior to the Effective Time, provided that the amount of Merger Consideration allocable to a share of Series B Preferred Stock deemed outstanding pursuant to this sentence shall be reduced by $9.00. The Merger Consideration not allocated to the Series B Preferred Stock deemed outstanding in accordance with the preceding sentence shall be allocated to the Company Shares (and the Series B Preferred Stock deemed outstanding pursuant to the preceding sentence) in accordance with the Company's Articles of Incorporation in effect immediately prior to the Effective Time. For purposes of this Agreement, "Company Shareholder" means any holder of any Company Shares or Series B Options.

                  (b) The Additional Merger Consideration shall be calculated by multiplying:


                      (i) four times the Company's revenue for the quarter ended December 31, 1999, as such revenue is presented in accordance with GAAP (as further described below) at the time the Company's audited financial statements for the 1999 calendar year are issued; by

                      (ii) a multiple determined, in accordance with the following scale, by the Company's operating margin, determined as set forth below, for the year ended December 31, 1999:

                               1999 Operating Margin          Revenue Multiple
                               <0%                                1.25
                               0% - 8%                            1.50
                               8% - 10%                           1.75
                               10% - 12%                          2.00
                               >12%                               2.25



         For purposes of determining the multiple above, the Company's 1999 operating margin shall be calculated by dividing (A) the excess of the Company's revenues from operations, exclusive of revenues from sales of products and services supplied by the Buyer, over the Company's costs and expenses from operations, exclusive of costs relating directly or indirectly to products and services supplied by the Buyer (with such indirect costs allocated on a reasonable basis) and exclusive of bona fide bonuses paid to the Company's management and exclusive of compensation expense recognized by the Company in connection with outstanding options to purchase the Company's capital stock granted to employees, consultants and nonemployee directors of the Company and exclusive of any costs, fees or expenses related to the purchase by the Buyer of the Company's Series D Preferred Stock or the Merger, by (B) the Company's revenues from operations, exclusive of revenues from sales of products and services supplied by the Buyer.

         For purposes of determining Company's revenues in clause 1.5(b)(i) above, GAAP shall be applied consistently with the practices of Buyer, including without limitation deferring revenues in accordance with the policies of the Buyer now in existence, a copy of which is attached hereto as Exhibit A. For purposes of determining operating margins in clause 1.5(b)(ii) above, the Company shall use GAAP except to the extent that GAAP requires deferral of revenues and marketing costs.

         A hypothetical calculation of the Additional Merger Consideration is attached hereto as Exhibit B.

         During the period beginning with the Effective Time and ending on December 31, 1999 (the "Earn-Out Period"), the Buyer agrees (i) to work with the Company's management expeditiously and in good faith to assist the Company in achieving its operating plan for 1999, (ii) to not assign, sell or otherwise transfer any of the assets of the Surviving Corporation or any of the shares of capital stock of the Surviving Corporation then held by it, and (iii) to not issue any additional shares of capital stock in the Surviving Corporation to any other person or entity.

                  (c) Each Company Share held in the Company's treasury immediately prior to the Effective Time, each Company Share owned beneficially by the Buyer or the Transitory Subsidiary and each outstanding share of the Company's Series D Preferred Stock shall be cancelled and retired without payment of any consideration therefor.

                  (d) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.001 par value per share, of the Surviving Corporation.

         1.6      Dissenting Shares.

                  (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California Corporations Code and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.5(a), unless such Company Shareholder shall have forfeited his, her or its right to appraisal under the California Corporations Code or withdrawn, with the consent of the Company, his, her or its demand for appraisal. If such Company Shareholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Shares pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to the Exchange Agent a payment representing the Merger Consideration to which such holder is entitled pursuant to Section 1.5(a).

                  (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the California Corporations Code. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.


         1.7      Options and Warrants.

                  (a) Prior to the Effective Time, the Company shall enter into an agreement, in a form reasonably satisfactory to the Buyer, with each holder of an outstanding stock option or warrant for the purchase of Shares (collectively, "Options") providing for a termination of such Option effective as of the Effective Time, unless such agreement is not required under the term of the applicable Option. The Company does not assign to Buyer or the Surviving Corporation any repurchase rights it may have with regard to its outstanding capital stock, and the parties hereto agree any such repurchase rights shall terminate upon the Effective Time.

                   (b) The Company shall terminate all stock option plans and other stock or equity-related plans of the Company (the "Stock Plans") immediately prior to the Effective Time.

         1.8      Escrow.

                  (a) On the date on which the Additional Merger Consideration is to be paid pursuant to Section 1.5(a) above, the Buyer shall deposit with the Escrow Agent $300,000 of the Additional Merger Consideration (the "Escrow Fund"), for the purpose of satisfying the indemnification obligations, if any, of the Shareholders set forth in this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes of, and in accordance with the terms of, the Escrow Agreement.

                  (b) The adoption of this Agreement and the approval of the Merger by the Shareholders shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including without limitation to the placement in escrow of $300,000 of the Additional Merger Consideration and the appointment of the Indemnification Representatives (as defined in the Escrow Agreement).

         1.9 Certificate of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the same as the Articles of Incorporation of the Transitory Subsidiary after the Transitory Subsidiary is reincorporated in California, which reincorporation shall occur prior to the Effective Time, immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.10 Bylaws. The Bylaws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary after the Transitory Subsidiary is reincorporated in California immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.11 Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions, except as specified by the Buyer pursuant to Section 5.2(g).

         1.12 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

         1.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.5(a), subject to applicable law in the case of Dissenting Shares.

         1.14     Surrender of Certificates.

                  (a) Exchange Agent. First Union National Bank shall act as exchange agent (the "Exchange Agent") in the Merger. The reasonable fees and expenses of such Exchange Agent shall be paid by the Buyer.

                  (b) Buyer to Provide Cash. Upon the Effective Time, Buyer shall deliver to the Exchange Agent, for exchange in accordance with this
Article I, the cash issuable pursuant to Section 1.5(a)(A). Upon the Additional Merger Consideration Payment Date, Buyer shall make available to the Exchange Agent, for exchange in accordance with this Article I, the cash issuable pursuant to Section 1.5(a)(B).

                  (c) Exchange Procedures. At least ten (10) business days prior to the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") representing Company Shares and each holder of record of a Series B Option Agreement (the "Option Agreements") whose shares or options, as the case may be, are to be converted into the right to receive the Merger Consideration pursuant to Section 1.5(a)(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Option Agreements, as the case may be, shall pass, only upon receipt of the Certificates or Option Agreements, as the case may be, by the Exchange Agent, and shall be in such form and have such other provisions as Buyer, the Company and the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or Option Agreements, as the case may be, in exchange for the Merger Consideration. Upon surrender of a Certificate or Option Agreement, as the case may be, for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or Option Agreement, as the case may be, shall be entitled to receive in exchange therefor the Merger Consideration immediately upon the Effective Time and the Certificate or Option Agreement, as the case may be, so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate or Option Agreement, as the case may be, that, prior to the Effective Time, represented Company Shares or Series B Options, as the case may be, shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the Merger Consideration.

                   (d) No Liability. Notwithstanding anything to the contrary in this Section 1.14, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Dissenting Shares. The provisions of this Section 1.14 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Buyer under this Section 1.14 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the consideration to which such holder is entitled pursuant to Section 1.5 hereof.

                   ARTICLE II - REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II.

         2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Amended and Restated Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Amended and Restated Articles of Incorporation or Bylaws.

         2.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 2,992,305 Company Shares, of which 972,795, as of the date hereof, shares are issued and outstanding and no shares are held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) all shareholders of the Company, indicating the number of Company Shares held by each shareholder, and (ii) all holders of Options and Warrants, indicating the number of Company Shares subject to each Option and Warrant. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except for the provisions of the Amended and Restated Investors' Rights Agreement as amended, by and among the Company and shareholders of the Company dated August 9, 1996, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

         2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the outstanding shares of the Company's Common Stock entitled to vote on this Agreement and the Merger voting together as a separate class, a majority of the outstanding shares of the Company's Series A Preferred Stock entitled to vote on this Agreement and the Merger voting together as a separate series, a majority of the outstanding shares of the Company's Series B Preferred Stock entitled to vote on this Agreement and the Merger voting together as a separate series, and a majority of the outstanding shares of the Company's Series C Preferred Stock and Series D Preferred Stock entitled to vote on this Agreement and the Merger voting together as a single series (collectively, the "Requisite Shareholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.4 Company Action. The Board of Directors of the Company, following a meeting duly called and held, has by the unanimous written consent of all directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the California Corporations Code, and (iii) directed that this Agreement and the Merger be submitted to the Company Shareholders for their adoption and approval and resolved to recommend that Company Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.



                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

         3.1 Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

         3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

                                   ARTICLE IV

                                    COVENANTS

         4.1 Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

         4.2 Notices and Consents. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by it in connection with the transactions contemplated by this Agreement.

         4.3 Special Meeting. The Company shall call and hold, in accordance with the California Corporations Code, a special meeting of the Company Shareholders for the purpose of considering and voting upon the adoption of this Agreement and the approval of the Merger in accordance with the California Corporations Code (the "Special Meeting") on or about June 15, 1999.

         4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the ordinary course of business ("Ordinary Course of Business") and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any Subsidiary shall, without the written consent of the Buyer:

                  (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, options or warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities, options or warrants, provided that the foregoing covenant shall not be applicable to any such securities if the recipient of such securities, prior to or upon receipt thereof, executes and delivers, a Merger Proxy (as defined in the Stock Purchase Agreement).

                  (b) create, incur or assume any debt for borrowed money not currently outstanding (including obligations in respect of capital leases) other than for borrowed money in an aggregate amount not to exceed $500,000 at any one time and other than pursuant to the Line of Credit Agreement (as defined below); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (c) sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than sales of assets in the Ordinary Course of Business;

                  (d) amend its charter (other than filing the "Restated Articles", as defined in that certain Stock Purchase Agreement dated the date hereof by and between the Company and Buyer) or Bylaws;

                  (e) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (f) discharge or satisfy any security interest or pay any obligation or liability other than in the Ordinary Course of Business;

                  (g) mortgage or pledge any of its property or assets or subject any such assets to any security interest other than in the Ordinary Course of Business or in connection with a borrowing permitted under Section 4.4(a) above;

                  (h) sell, assign, transfer or license any Intellectual Property (as defined in the Stock Purchase Agreement of even date herewith between the Buyer and the Company (the "Stock Purchase Agreement")), other than in the Ordinary Course of Business;

                  (i) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being materially satisfied; or

                  (j) agree in writing or otherwise to take any of the foregoing actions.

         4.5 Full Access. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. Each of the Buyer, the Transitory Subsidiary and the Buyer's and the Transitory Subsidiary's attorneys, accountants, other advisers and representatives, and employees and agents (each individually a "Receiving Party") (a) shall treat and hold as confidential any Confidential Information (as defined below), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies, including copies on electronic media) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company or any Subsidiary that is furnished to a Receiving Party by the Company or any Subsidiary in connection with this Agreement; provided, however, that it shall not include any information (i) which, at the time of disclosure, was available publicly, (ii) which, after disclosure, becomes available publicly through no fault of any Receiving Party, or (iii) which the Buyer or the Transitory Subsidiary can establish through written documentation was known, without any restriction on use or disclosure, by the Buyer or the Transitory Subsidiary prior to disclosure, hereunder.

         4.6 Notice of Breaches. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. The Company shall deliver to the Buyer an updated and amended Disclosure Schedule (the "Supplemental Disclosure Schedule") on or before April 30, 1999 so that the representations and warranties contained in Article II hereof are true and accurate in all material respects as of such date.

         4.7 Exclusivity. During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, the Company shall not, and the Company shall use its best efforts to cause its affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Subsidiary or any division of the Company or any Subsidiary. The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section
4.7. Any such notification or disclosure provided by the Company to the Buyer shall be deemed "Confidential Information" for purposes of Section 4.5.

         4.8 Release of Personal Guarantees. After the Closing, Buyer will use its best efforts to the extent commercially reasonable, to obtain releases of the personal guarantees made by certain officers of the Company on behalf of the Company, including without limitation Edward Ojdana's and Robert Wheeler's personal guarantees of obligations of the Company to AT&T Credit Corporation and First USA Paymentech. In the event that any such releases cannot be obtained, Buyer hereby agrees to indemnify and hold each such individual harmless from any liabilities arising out of or resulting from such individual's personal guarantee(s).

         4.9 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees of any finders or brokers or investment bankers, attorneys and accountants retained by such party, shall be paid by the party incurring such expense; provided, however, that Buyer agrees to pay, on the Effective Date and the Additional Merger Consideration Payment Date, as applicable, from the Merger Consideration or the Additional Merger Consideration, as the case may be, in accordance with
Section 1.5 hereof, the amounts owed CEA Montgomery Media, L.L.C. as a result of the Merger pursuant to CEA Montgomery Media, L.L.C.'s April 11, 1997 agreement, as amended March 24, 1998, with the Company regarding financial advisory services. Buyer agrees to cause the Company to pay on the Effective Date the Company's fees and reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement, including without limitation, attorneys' fees and other similar expenses.

        4.10 Budget Procedure.

                  (a) On or before June 15, 1998, September 15, 1998, December 15, 1998, March 15, 1999, June 15, 1999 and September 15, 1999, the Company shall deliver to the Buyer (i) a detailed financial projection for the subsequent calendar quarter (a "Quarterly Projection"), which Quarterly Projection shall provide at least as much detail as set forth in the Financial Projection of the Company described in Section 2.18 of the Stock Purchase Agreement and (ii) if necessary, a request for an advance of funds pursuant to the Working Capital Line of Credit, as defined in Section 4.10 below (a "Draw Down Notice"), which request shall set forth the planned use of the funds and which request shall not be for an amount in excess of the amount set forth in the line item of such Quarterly Projection entitled "Net Cash Used in Operations" for the period presented in such Quarterly Projection, as adjusted pursuant to Section 4.10(b) below. Such amount is hereinafter referred to as a "Quarterly Cash Requirement."

                  (b) Within 10 days of its receipt of a Quarterly Projection pursuant to Section 4.10(a) above, the Buyer shall notify the Company as to whether the Buyer has accepted or rejected the Quarterly Projection, provided, however, that Buyer's acceptance of such Quarterly Projections shall not be unreasonably withheld. If the Buyer rejects the Quarterly Projection, the Buyer and the Company agree to use their respective reasonable efforts to discuss the basis for the rejection and to prepare jointly a Quarterly Projection which the Buyer can accept, provided that such efforts shall not be required to be made after the first day of the calendar quarter to which the rejected Quarterly Projection applied. A Quarterly Projection which is accepted by the

Buyer pursuant to this Section 4.10(b) is hereinafter referred to as an "Agreed Upon Projection." If the line item "Net Cash Used in Operations" set forth in an Agreed Upon Projection is less than the Quarterly Cash Requirement set forth in the Draw Down Notice (if any) which accompanied the applicable Quarterly Projection, the Quarterly Cash Requirement shall be automatically reduced to the amount set forth in the Agreed Upon Projection. If the Company determines in good faith during any calendar quarter that the Agreed Upon Projection (if any) for such quarter is no longer based on reasonable assumptions, the Company may, on one occasion in each calendar quarter, notify the Buyer, and submit a revised Draw Down Notice (if applicable) for such quarter. The Buyer and the Company shall use their respective reasonable efforts for a period of 10 days after the receipt by the Buyer of notice from the Company to discuss the basis for the change and to prepare jointly a revised Quarterly Projection which the Buyer can accept. If the Buyer accepts such revised Quarterly Projection, which acceptance shall not be unreasonably withheld, it shall be deemed to be the Agreed Upon Projection for the applicable quarter.

         4.11 Working Capital Line of Credit. The Buyer agrees to advance funds (the "Working Capital Line of Credit") to the Company pursuant to any Draw Down Notice provided that there is an Agreed Upon Projection for the calendar quarter to which the Draw Down Notice applies. Advances for any calendar quarter shall be made in monthly installments in accordance with the Agreed Upon Projection on the first day of each month in the applicable calendar quarter, beginning on the first business day of the first month of such quarter, provided that the initial advance made pursuant to a Draw Down Notice submitted in connection with a revised Quarterly Projection shall be made within three days of the date (if any) that a revised Agreed Upon Projection is agreed upon. The Company shall repay such advances pursuant to the terms of a Promissory Note substantially in the form attached hereto as Exhibit C, which shall be executed and delivered by the Company to the Buyer on the date of this Agreement.


                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement and the Merger shall have received the Requisite Shareholder Approval;

                  (b) no action, suit or proceeding shall be pending or threatened by or before any governmental entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (c) the Buyer, the Indemnification Representatives (as such term is defined in the Escrow Agreement) and the Escrow Agent shall have entered into an Escrow Agreement in substantially the form attached hereto as Exhibit D;

                  (d) the Company and the Buyer shall have entered into an Operating Agreement in substantially the form attached hereto as Exhibit E;

                  (e) the Company and Edward Ojdana, Robert Wheeler, Kathy Unger and Cheryl Ransome shall have entered into Employment Agreements in substantially the form attached hereto as Exhibit F, provided that the Company and the Buyer may agree in writing to add or delete persons entering into such Employment Agreements at any time prior to Closing; and

                  (f) The Buyer shall have given the Exercise Notice pursuant to
Section 1.2.

         5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the number of Dissenting Shares shall not exceed 10% of the number of outstanding Company Shares as of the Effective Time;

                  (b) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, or results of operations of the Company or any Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (c) the representations and warranties of the Company set forth in Article II shall be true and correct, subject to the Disclosure Schedule, when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, subject to the Supplemental Disclosure Schedule, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                  (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (e) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (e) of Section 5.1 and clauses (a) through (d) of this Section
5.2 is satisfied in all respects;

                  (f) the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion in form and substance reasonably satisfactory to the Buyer and the Transitory Subsidiary, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date;

                  (g) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company specified by the Buyer in writing at least five business days prior to the Closing, provided that the Buyer may not specify any officer who has entered into an Employment Agreement pursuant to Section 5.1(e) hereof or enters into an Employment Agreement prior to the Effective Time; and

                  (h) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

         5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) The Buyer and the Transitory Subsidiary shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, or results of operations of the Buyer or the Transitory Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                  (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (d) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (c) of Section 5.1 and clauses (a) through (c) of this Section 5.3 is satisfied in all respects;

                  (e) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date; and

                  (f) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.



                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 Indemnification. The Company Shareholders shall, out of a portion of the Additional Merger Consideration, indemnify the Surviving Corporation and the Buyer (the "Indemnified Persons") in respect of, and hold the Indemnified Persons harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Indemnified Persons or any Affiliate thereof ("Damages"):

                  (a) resulting from, relating to or constituting any misrepresentation, breach of warranty (as modified by the Supplemental Disclosure Schedule) or failure to perform any covenant or agreement of the Company contained in this Agreement or in the Certificate delivered pursuant to
Section 5.2(d);

                  (b) resulting from any failure of any Company Shareholders to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company Shareholders, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever; or

                  (c) resulting from any claim by a shareholder or former shareholder of the Company, or any other person, firm, corporation or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any of the Company Shares; (ii) any rights of a shareholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the California Corporations Code), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

         6.2 Method of Asserting Claims.

                  (a) All claims for indemnification by an Indemnified Person pursuant to this Article VI shall be made in accordance with the provisions of the Escrow Agreement.

                  (b) If a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article VI, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then such Indemnified Person may make a claim for indemnification pursuant to this Article VI in accordance with the terms of the Escrow Agreement and any such Damages for which it is entitled to indemnification pursuant to this Article VI.

                  (c) The Indemnified Person shall give prompt written notification to the Indemnification Representatives of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnification Representatives shall relieve the Company Shareholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnification Representatives may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person. If the Indemnification Representatives do not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representatives assume control of such defense and the Indemnified Person reasonably concludes upon advice of counsel that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representatives, which shall not be unreasonably withheld. The Indemnification Representatives shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

         6.3 Survival. The representations and warranties of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Closing Date and shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, shareholders, employees or agents. If a notice is given in accordance with the Escrow Agreement before expiration of such period, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

         6.4 Limitations. Notwithstanding anything to the contrary herein, the Company Shareholders shall be liable under this Article VI for only that portion of the aggregate Damages which exceeds $30,000 and shall have no liability for aggregate damages in excess of $300,000. No Company Shareholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. No Company Shareholder shall have any personal liability hereunder; the sole recourse of an Indemnified Person hereunder shall be against the Escrow Fund.

         6.5 Indemnification of Company's Agents. After the Effective Time, Buyer will, and will cause the Surviving Corporation to, indemnify and hold harmless: (a) the present and former officers, directors, employees and agents of the Company (the "Indemnified Agents") in respect of acts or omissions occurring on or prior to the Effective Time to the extent permitted by law and to the extent provided under the Company's Articles of Incorporation and Bylaws or any indemnification agreement with the Company officers and directors to which the Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and (b) each of the Company Shareholders in respect of, and hold each such Company Shareholder harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by any Company Shareholder resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or in the Certificate delivered pursuant to Section 5.3(d). For purposes of this Agreement, Indemnified Agents and Company Shareholders are sometimes herein collectively referred to as the "Indemnified Parties". Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Buyer shall cause the Surviving Corporation to pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Shareholder Approval) as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement in its sole and absolute discretion prior to the date on which the Buyer gives the Exercise Notice (if any) by giving written notice to the Company of such termination, the Buyer may terminate this Agreement at any time by giving written notice to the Company in the event the Company is in breach of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof, the Company may terminate this Agreement after the date on which the Buyer gives the Exercise Notice (if any) by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof, and the Company may terminate this Agreement in its sole and absolute discretion if the Buyer has failed to give the Exercise Notice on or before June 1, 1999;

                  (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Shareholder Approval;

                  (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before the 60th day following the date of the Exercise Notice (if any) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

                  (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before the 60th day following the date of the Exercise Notice (if any) by reason of the failure of any condition precedent under Section 5.1 or
5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

                  (f) the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Company if the Closing under the Stock Purchase Agreement shall not have occurred on or before May 15, 1998 by reason of the failure of any condition precedent under Section 6 of the Stock Purchase Agreement (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty, or covenant contained in the Stock Purchase Agreement); or

                  (g) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing under the Stock Purchase Agreement shall not have occurred on or before May 15, 1998 by reason of the failure of any condition precedent under Section 7 of the Stock Purchase Agreement (unless the failure results primarily from a breach by the Company of any representation, warranty, or covenant contained in the Stock Purchase Agreement).

         7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that the confidentiality provisions contained in Section 4.5 shall survive any such termination.

                                  ARTICLE VIII

                                   DEFINITIONS

                  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.


         Defined Term                                           Section
         ------------                                           -------
Additional Merger Consideration                                 1.5(a)
Additional Merger Consideration Payment Date                    1.5(a)
Agreed Upon Projection                                          4.10(b)
Agreement of Merger                                             1.1
Buyer                                                           Introduction
Certificate of Merger                                           1.1
Certificates                                                    1.14(c)
Closing                                                         1.2
Closing Date                                                    1.2
Common Shares                                                   1.5(a)
Company                                                         Introduction
Company Shares                                                  1.5(a)
Company Shareholder                                             1.5(a)
Confidential Information                                        4.5
Damages                                                         6.1
Disclosure Schedule                                             Article II
Dissenting Shares                                               1.6(a)
Draw Down Notice                                                4.10(a)
Earn-Out Period                                                 1.5(b)
Effective Time                                                  1.1
Escrow Fund                                                     1.8(a)
Exchange Agent                                                  1.14(a)
Exercise Notice                                                 1.2
Indemnification Representatives                                 1.8
Indemnified Agents                                              6.5
Indemnified Parties                                             6.5
Indemnified Persons                                             6.1
Initial Merger Consideration                                    1.5(a)
Merger                                                          1.1
Merger Consideration                                            1.5(a)
Options                                                         1.7(a)

Option Agreements                                               1.14(c)
Ordinary Course of Business                                     4.4
Parties                                                         Introduction
Preferred Shares                                                1.5(a)
Quarterly Cash Requirement                                      4.10(a)
Quarterly Projection                                            4.10(a)
Receiving Party                                                 4.5
Requisite Shareholder Approval                                  2.3
Series B Options                                                1.5(a)
Special Meeting                                                 4.3
Stock Plans                                                     1.7(b)
Stock Purchase Agreement                                        4.4(g)
Supplemental Disclosure Schedule                                4.6
Surviving Corporation                                           1.1
Transitory Subsidiary                                           Introduction
Working Capital Line of Credit                                  4.11



                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties, which shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) without such prior approval. The Parties acknowledge that it is not their intent to withhold unreasonably their consent to a "tombstone" advertisement regarding the Merger by CEA Montgomery Media L.L.C. or to a general description of the role of CEA Montgomery Media L.L.C. in the Merger in materials describing CEA Montgomery Media L.L.C.

         9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning payment of the Merger Consideration are intended for the benefit of the Company Shareholders.

         9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

         9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      If to the Company:                          Copy to:
      ------------------                          --------
      ConsumerInfo.Com, Inc.                      David T. Young, Esq.
      Suite 401                                   Gunderson Dettmer Stough
      1 City Boulevard West                       Villeneuve Franklin &
      Orange, California 92668                    Hachigian, LLP
      Attention:  President                       155 Constitution Drive
                                                  Menlo Park, California 94025

      If to the Buyer or the                      Copy to:
      Transitory Subsidiary:

      MemberWorks Incorporated                    Thomas L. Barrette, Jr., Esq.
      680 Washington Boulevard                    Hale and Dorr LLP
      Suite 1100                                  60 State Street
      Stamford, Connecticut 06901-3709            Boston, Massachusetts 02109
      Attention:  President


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

         9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law and the California Corporations Code. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.11 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         9.12 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            MEMBERWORKS INCORPORATED


                                            By: /s/ James B. Duffy
                                            ----------------------------

                                            Title: Senior Vice President
                                            ----------------------------


                                            CIC MERGER, INC.


                                            By: /s/ James B. Duffy
                                            ----------------------------


                                            Title:Treasurer
                                            ----------------------------



                                            CONSUMERINFO.COM, INC.


                                            By: /s/ Robert Wheeler
                                            ----------------------------


                                            Title: Executive Vice President
                                            ----------------------------

         The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.


                                             :/s/ James B. Duffy
                                             ----------------------------------
                                             Secretary


         The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.


                                             ----------------------------------
                                             Secretary